EXHIBIT 99.4

FORM OF LETTER TO BROKERS, DEALERS AND OTHER NOMINEES

MOTIENT CORPORATION
300 KNIGHTSBRIDGE PARKWAY
LINCOLNSHIRE, ILLINOIS 60069

To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

We are sending you this letter to information you that in connection with the grant to the holders (including you) of non-transferable rights to purchase shares of our common stock at a purchase price of $8.57 in cash per share. We have described the rights and the rights offering in the enclosed prospectus dated August 8, 2006. The rights are evidenced by subscription certificate(s) originally distributed on February 15, 2005 and redistributed on or about August 10, 2006 registered in your name or the name of your nominee(s).

We are asking you to contact your clients for whom you held our common stock registered in your name or in the name of your nominee(s) on December 17, 2004 who did not participate in Motient Corporation’s private placement of common stock in November 2004 to obtain their instructions. If the beneficial owner wishes to purchase shares of our common stock through the rights offering, you should complete the appropriate rights certificates and submit them to the rights agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one client, you may aggregate your exercise of rights for all your clients, provided that you identify the number of rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client. You may exercise such rights in the aggregate by completing the form entitled “Nominee Holder Certification” which we have enclosed.

We have enclosed several copies of the following documents for your use:

1.	The prospectus;

2.	The “Instructions As to Use of Motient Corporation Subscription Certificates”;

3.	A form letter which may be sent to your clients for whose accounts you hold common stock registered in your name or the name of your nominee;

4.	A “Beneficial Owner Election Form,” on which you may obtain your client’s instructions with regard to the rights;

5.	A “Nominee Holder Certification” form;

6.	A “Notice of Guaranteed Delivery”; and

7.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

The rights offering will expire at 5:00 p.m., New York City time, on September 7, 2006, unless extended by Motient. Accordingly, we request that you act promptly. You may obtain additional copies of the enclosed materials and may request assistance or information from Georgeson, Inc., the information agent. Banks and brokerage firms, please call (212) 440-9800. All others, please call toll-free (866) 821-2550.

Very truly yours,

MOTIENT CORPORATION

YOU ARE NOT AN AGENT OF COMPUTERSHARE TRUST COMPANY, GEORGESON, INC., MOTIENT CORPORATION OR ANY OTHER PERSON WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF SHARES OF OUR COMMON STOCK IN THE RIGHTS OFFERING. YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON THEIR OR OUR BEHALF, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.